EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Destination Maternity Corporation dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.
Dated:  June 26, 2019

ORCHESTRA-PRÉMAMAN S.A.

By:	/s/ Stefan JANISZEWSKI
Name: Stefan JANISZEWSKI
Title: Managing Director

YELED INVEST S.A.

By:	/s/ Fons MANGEN
Name: Fons MANGEN
Title: Administrator

By:	/s/ Pierre-André MESTRE
Name: Pierre-André MESTRE
Title: Administrator

/s/ Pierre-André MESTRE
PIERRE-ANDRÉ MESTRE